               SECOND AMENDED AND RESTATED WARRANT AGREEMENT


         Warrant Agreement dated as of this 28th day of September, 1996, by and among ValueVision International, Inc., a Minnesota corporation (the "Company"), Montgomery Ward & Co., Incorporated, an Illinois corporation ("MW"), Montgomery Ward Direct, L.P., a Delaware limited partnership ("MWD")and Merchant Partners, Limited Partnership, a Delaware limited partnership ( MPLP ).

                              R E C I T A L S

         A. Pursuant to a Securities Purchase Agreement dated as of March 13, 1995 by and between the Company and MW, the Company agreed to issue and sell, and MW agreed to purchase, Existing Warrants (as herein defined) to purchase an aggregate of 25,000,000 shares of the Common Stock of the Company, subject to adjustment, under the terms and subject to the conditions set forth therein. The Existing Warrants are governed by the terms of a certain Warrant Agreement, dated August 8, 1995, between MW and VVI (the Original Warrant Agreement ).

         B. Pursuant to a certain Restructuring Agreement, dated July 27, 1996, between the Company and MW (the "Restructuring Agreement"), the Company and MW agreed to exchange the Series C-O Warrants, to amend and restate that certain Operating Agreement and that certain Servicemark License Agreement, and to amend that certain Credit Card Receivables Sale and Purchase Agreement, all dated as of March 13, 1995, and to amend and restate that certain Registration Rights Agreement, dated August 8, 1995 and this Agreement, all in consideration of the issuance by VVI of new Series P Warrants to purchase an aggregate of 1,484,462 shares of Common Stock (the "Exchange Warrants").

         D. Pursuant to an Asset Purchase Agreement, dated as of July 27, 1996, between the Company s subsidiary, ValueVision Direct Marketing Company, Inc., and MWD (the "Asset Purchase Agreement"), ValueVision Direct Marketing Company, Inc. delivered to MWD, as consideration for the sale of all of MWD's assets, Series P warrants to purchase an aggregate of 1,484,993 shares of Common Stock (the "MWD Warrants"). MWD subsequently transferred all of its right title and interest in and to the MWD Warrants to MW. In addition, MW transferred certain of its Series P Warrants to MPLP.

         E. Pursuant to an Exchange Agreement dated September ___, 1996, (the Exchange Agreement )VVI and MW have agreed to exchange the Vested Warrants for additional Series P Warrants to purchase an aggregate of 2,200,000 shares of Common Stock (the Replacement Warrants )and to amend this Agreement and the Amended and Restated Registration Rights.

         F. MPLP desires to become a party to this Agreement and MW, MWD, MPLP and VVI desire to amend and restate the Amended and Restated Warrant Agreement to set forth the terms under which the New

   Warrants may be exercised.


                           A G R E E M E N T S

         NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, MW MPLP and MWD agree that the Original Warrant Agreement shall be amended and restated to read as follows:

         A. Definition of Terms. As used in this Warrant Agreement, the following capitalized terms shall have the following respective meanings:

               (a)   Asset Purchase Agreement:  "Asset Purchase
         Agreement" has the meaning assigned thereto in the Recitals.

               (b) Business Day: A day other than a Saturday, Sunday or other day on which banks in the State of Minnesota are authorized by law to remain closed.

               (c) Common Stock: Common stock, $.01 par value per share, of the Company.

               (d) Common Stock Equivalents: Securities that are convertible into or exercisable for Common Stock.

               (e) Company: "Company" has the meaning assigned thereto in the Preamble.

               (f) Conversion Ratio: The number of Warrant Shares of Common Stock issuable upon the exercise of a Warrant, which shall initially be 1, subject to adjustment from time to time pursuant to Section 6.1.

               (g) Exchange Act: The Securities Exchange Act of 1934, as amended.

               (h) Exchange Agreement: "Exchange Agreement" has the meaning assigned thereto in the Recitals.

               (i) Exchange Warrants: "Exchange Warrants" has the meaning assigned thereto in Recital B.

               (j) Exercise Price Per Share: The "Exercise Price Per Share" shall mean in the case of New Warrants, the exercise price payable for each Warrant Share upon exercise of a New Warrant, which shall initially be set at $.01 per share, subject to adjustment from time to time pursuant to Section 6.1.

               (k) Existing Warrants: Warrants issued pursuant to the Securities Purchase Agreement and the Warrant Agreement.

               (l) Expiration Date: August 8, 2003, or if such day is not a Business Day, the next succeeding day which is a Business Day.

               (m) HSR Act: "HSR Act" has the meaning assigned thereto in Section 5.9.

               (n) Market Price: The Market Price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 20 consecutive trading days ending on such date. The closing price for each day shall be the last sale price of the Common Stock, or in case no such reported sales take place on such day, the average of the last reported bid and asked prices of the Common Stock, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, as reported by NASDAQ, or other similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price of the Common Stock as determined in good faith by the Board of Directors.

               (o)   MPLP:  "MPLP" has the meaning assigned thereto in
   Section 13.

               (p) MW: "MW" has the meaning assigned thereto in the Preamble.

               (q) MWD: "MWD" has the meaning assigned thereto in the Preamble.

               (r) MWD Warrants: "MWD Warrants has the meaning assigned thereto in Recital E.

               (s) MW Group: "MW Group" has the meaning assigned thereto in that certain Amended and Restated Operating
         Agreement by and between MW and the Company of even date herewith.

               (t) NASD: National Association of Securities Dealers, Inc. and NASDAQ: NASD Automatic Quotation System.

               (u) New Warrants: Warrants in the form attached hereto as Exhibit A to be issued on the date hereof pursuant to the Exchange Agreement, the Restructuring Agreement and the Asset Purchase Agreement in exchange for all of the Existing Warrants including but not limited to the Series A-B Warrants, and all other warrants that may be issued in their place (together evidencing the right to purchase an aggregate of 5,169,455 shares of Common Stock), subject to adjustment pursuant to
         Section 6 hereof. The New Warrants include the Exchange Warrants, the Replacement Warrants and the MWD Warrants.

               (v)   Original Warrant Agreement:  That certain Warrant

         Agreement, dated August 8, 1995, between the Company and MW.

               (w) Replacement Warrants: Warrants in the form attached hereto as Exhibit A to be issued on the date hereof pursuant to the Exchange Agreement in exchange for all of the Vested Warrants, and all other warrants that may be issued in their place, to purchase an aggregate of 2,200,000 shares of Common Stock subject to adjustment pursuant to Section 6 hereof.

               (x) Exchange Agreement: "Exchange Agreement" has the meaning assigned thereto in the Recitals.

               (y) Series A-B Warrants: "Series A-B Warrants" has the meaning assigned thereto in the Recitals.

               (z) Series C-O Warrants: "Series C-O Warrants" has the meaning assigned thereto in the Recitals.

               (aa)  SEC:  The Securities and Exchange Commission.

               (ab)  Securities Purchase Agreement:  "Securities
         Purchase Agreement" has the meaning assigned thereto in the Recitals.

               (ac)  Term:  "Term" has the meaning assigned thereto in
   Section 15.

               (ad)  Warrants: The New Warrants.

               (ae) Warrant Shares: "Warrant Shares" has the meaning assigned thereto in Section 2.

         B. Warrant Shares. Each New Warrant will initially be exercisable for one share of Common Stock (a "Warrant Share"), subject to adjustment pursuant to Section 6 hereof.

         C. Vesting. All New Warrants shall be fully vested when issued.

         D. Expiration of Warrants. All Warrants shall expire at 5:00 pm Minneapolis, Minnesota time, on the Expiration Date. All Warrants that are not exercised on or prior to the Expiration Date shall become void on the Expiration Date, and all rights hereunder and under such Warrants shall thereupon cease.

         E.    Exercise of Warrants.

               1. Exercise Period. Any or all Warrants may be exercised by the holder thereof at any time and from time to time after 9:00 am, Minneapolis, Minnesota time, on the date hereof, and before 5:00 pm, Minneapolis, Minnesota time, on the Expiration Date.

               2. Exercise Procedure. The Warrant holder may exercise Warrants during any time that such Warrants are exercisable in whole or in part, by presentation and surrender of the Warrant Certificate to the Company at its principal executive offices, with the Subscription Form annexed thereto duly executed and accompanied by payment of the full Exercise Price Per Share for each Warrant Share to be purchased in immediately available funds by wire transfer to a bank designated by the Company from time to time.

               3. Issuance of Warrant Shares. Subject to Section 5.9, upon receipt of the Warrant Certificate with Subscription Form duly executed and accompanied by payment of the aggregate Exercise Price Per Share for the Warrant Shares for which the Warrant is then being exercised, and provided that the holder has made any government filings, and has obtained any governmental actions, consents, approvals, or waiver, required on the holder's part in order to exercise the Warrants, the Company shall cause to be issued certificates for the total number of whole shares of Common Stock for which the Warrant is being exercised (adjusted to reflect the effect of the provisions contained in Section 6 hereof, if any), in such denominations as are requested for delivery to the holder, and the Company shall thereupon deliver such certificates to the holder. The holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the holder. If at the time a Warrant is exercised, a Registration Statement is not in effect to register under the Securities Act the Warrant Shares issuable upon exercise of such Warrant, the Company may require the holder to make such representations, and may place such legends on certificates representing the Warrant Shares, as are customary and may be reasonably required in the opinion of counsel to the Company to permit the Warrant Shares to be issued without such registration.

               4. Residual Warrants. In case the Warrant holder shall exercise a Warrant with respect to less than all of the Warrant Shares that may be purchased under such Warrant, the Company shall execute a Warrant in the form of such Warrant for the balance of such Warrant Shares and deliver such Warrant to the holder.

               5. Transfer Taxes. The Company shall pay any and all stock transfer and similar taxes which may be payable in respect of the issue of the Warrant or in respect of the issue of any Warrant Shares.

               6. Reservation of Shares. The Company hereby agrees that at all times while any Warrants are outstanding there shall be reserved for issuance and delivery upon exercise of the Warrants such number of shares of Common Stock or other shares of capital stock of the Company from time to time issuable upon exercise of the Warrants. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

               7. Fractional Shares. The Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of a Warrant. The holder of Warrants will be required to exercise such number of Warrants so that a whole number of shares of Common Stock will be issued, or, at the Company's sole option, the Company may (i) pay such holder an amount in cash equal to such fraction of a share multiplied by the Market Price of one share of Common Stock on the exercise date, or (ii) may issue the larger number of whole shares purchasable upon exercise of the Warrant, and may require such holder to pay an additional amount equal to the exercise price multiplied by the balance of the share.

               8. Listing. Prior to the issuance of shares of Common Stock upon exercise of a Warrant, the Company shall use its reasonable best efforts to secure the listing of such shares of Common Stock upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of the Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of the Warrant; and the Company shall so list on each national securities exchange or automated quotation system, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of the Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

               9. Approvals of Regulatory Authorities. In the event any filings with or approvals by any federal or state regulatory agency would be required by virtue of the exercise of any of the Warrants (including, without limitation, the U.S. Departments of Justice and Commerce under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act") or the Federal Communications Commission under the Federal Communications Act), such exercise of such Warrant shall be conditional upon (x) expiration or termination of the waiting period under the HSR Act, and (y) receipt of any other required regulatory approvals, but shall otherwise be unconditional. If this Section 5.9 is applicable, (x) the parties will cooperate with each other and make such respective filings and take such other respective actions as may be necessary or desirable in order that the exercise of any such Warrant shall be in accordance with applicable laws, and (y) the Term of this agreement shall be extended, if required, during the period in which applications for regulatory approvals are pending before regulatory authorities.

      F. Exercise Price Per Share and Conversion Ratio Adjustments. The Exercise Price Per Share and the Conversion Ratio, and the kind of Warrant Shares shall be subject to adjustment from time to time upon the occurrence of certain events and at the times as provided for in this Section 6.

            1. Mechanical Adjustments. If at any time prior to the exercise of any Warrant, the Company shall (i) declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class); (ii) subdivide, reclassify or recapitalize outstanding Common Stock into a greater number of shares;
   (iii) combine, reclassify or recapitalize its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or a merger in which the Company is the continuing corporation), excluding, however, any dividend, distribution, reclassification or recapitalization that requires the payment of more than nominal additional consideration by security holders, the Conversion Ratio in effect at the time of the record date of such dividend, distribution, subdivision, combination, reclassification or recapitalization shall be immediately adjusted so that upon exercise of a Warrant the holder thereof shall be entitled to receive the aggregate number and kind of shares which, if the Warrants had been exercised in full immediately prior to such event, the holder thereof would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination, reclassification or recapitalization, for the same aggregate consideration. The Exercise Price Per Share payable upon exercise of each Warrant shall simultaneously be adjusted by multiplying the initial Exercise Price Per Share in effect for such Warrant by the Conversion Ratio in effect immediately prior to such adjustment and dividing the products so obtained by the Conversion Ratio, as adjusted. Any adjustments required by this Section 6.1 shall be made successively immediately after the record date, in the case of a dividend or distribution, or the effective date, in the case of a subdivision, combination, reclassification or recapitalization, to allow the purchase of such aggregate number and kind of shares, subject to Section 6.4.

            2. Subsequent Adjustments. In the event that at any time, as a result of any adjustment made pursuant to Section 6, the holder of a Warrant thereafter shall become entitled to receive any shares of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6, subject to Section 6.6.

            3. No Adjustment for Cash Dividends. No adjustment in respect of any cash dividends not constituting Special Dividends shall be made during the term of the Warrants or upon the exercise of any Warrant.

            6.4  Notice of Adjustment.  No adjustment in the Conversion
   Ratio shall be required unless such adjustment would increase or decrease the Conversion Ratio by at least .001; provided, however, that any adjustments which by reason of this Section 6.6 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest one-hundredth of a share or the nearest tenth of a cent, as the case may be. The adjusted Conversion Ratio may be rounded off to the nearest one millionth (six places to the right of the decimal point). Whenever the Conversion Ratio or the Exercise Price Per Share is adjusted as herein provided, the Company shall prepare and deliver forthwith to all holders of Warrants a certificate signed by its Chief Financial Officer, setting forth the adjusted Conversion Ratio, the adjusted number of shares purchasable upon the exercise of Warrants and the Exercise Price Per Share of such shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. The failure to give such notice or any defect therein shall not affect the validity or effectiveness of any such adjustment.

            6.5   Form of Warrant After Adjustments.  The form of
   Warrants need not be changed because of any adjustments in the Exercise Price Per Share or the number or kind of the Warrant Shares, and Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in an adjusted Warrant, as initially issued.

      G. No Rights as Shareholders; Notice to Holders. Nothing contained in this Agreement or in the Warrants shall be construed as conferring upon a holder of Warrants by virtue of its status as a Warrant holder the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any rights whatsoever as shareholders of the Company. The Company shall give notice to all holders of Warrants if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:

            (a) the Company shall authorize the payment of any dividend payable in any securities upon shares of Common Stock or authorize the making of any distribution (other than a regular cash dividend or distribution paid out of net profits legally available therefor) to all holders of Common Stock;

            (b) the Company shall authorize the issuance to all holders of Common Stock of any additional shares of Common Stock or Common Stock Equivalents or of rights, options or warrants to subscribe for or purchase Common Stock or Common Stock Equivalents or of any other subscription rights, options or warrants;

            (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety); or

            (d) a capital reorganization or reclassification of the Common Stock (other than a change in the par value of the Common
      Stock) or any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or change of Common Stock outstanding) or in the case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety.

   Such giving of notice shall be initiated (i) at least 5 Business Days prior to the date fixed as a record date or effective date or (ii) the date of closing of the Company's stock transfer books for the determination of the shareholders entitled to such dividend, distribution or subscription rights, or for the determination of the shareholders entitled to vote on such proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the stock transfer books, as the case may be. Failure to provide such notice shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up.

      H. Lost, Stolen, Mutilated or Destroyed Warrants. If a Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as, and in substitution for the Warrant.

      I.    Restrictions on Transfer of Warrants and Warrant Shares.
   The Warrants and the Warrant Shares may not be transferred, disposed of or encumbered (any such action, a "Transfer"), except in accordance with and subject to the provisions of the Securities Act and the rules and regulations promulgated thereunder. If at the time of a Transfer, a Registration Statement is not in effect to register the Warrant Shares, the Company may require the holder thereof to make such representations, and to provide the Company with an opinion of counsel reasonably acceptable to the Company that such Transfer would not result in violation of any federal or state law regarding the offering or sale of securities and the Company may place such legends on certificates representing the Warrant Shares, as are customary and may be reasonably required in the opinion of counsel to the Company to permit a Transfer without such registration. Subject to the foregoing and to Section 13, all Warrants and Warrant Shares shall be freely transferable.

      J. Warrant Register. All Warrants shall be in registered form. The Company shall maintain a register of the Warrants (the "Warrant Register"). All Transfers of Warrants shall be recorded in the Warrant Register.

      K. Registration Under the Securities Act of 1933. The Warrant Shares shall be entitled to certain registration rights provided in that Registration Rights Agreement by and among the Company, MW and MWD of even date herewith.

      L. Certain Filings. The parties will cooperate with each other in determining whether action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained in connection with the transactions and adjustments contemplated by this Agreement, and provide each other with reasonable assistance in seeking any such actions, consents, approvals, or waivers or making any such filings, furnishing information required in connection therewith, and seeking timely to obtain any such actions, consents, approvals or waivers.

      M. Right of First Offer. No holder of a Warrant or Common Stock (including Warrant Shares) will transfer, sell, or in any manner convey any interest in any Warrants or Common Stock (including Warrant Shares), except through an offering to the public that is registered under the Securities Act, or pursuant to the provisions of Rule 144 under the Securities Act (excluding paragraph (k) of Rule
   144), unless such holder first offers such Warrants or Common Stock (including Warrant Shares) to the Company. The holder shall provide the Company with a written offer specifying the amount of securities being offered, the purchase price and other terms of such offer. The Company shall have fifteen (15) days from and after the date of receipt by the Company of such written offer within which to accept such offer, or to make a written counteroffer with respect to all or any part of the securities offered. If the Company does not accept the holder's offer, or the holder does not accept the Company's counteroffer, by written notice given within such 15-day period, the holder may offer and sell such securities to any party within 180 days thereafter on terms that are not less favorable to the holder than the terms of the later to be made of the holder's last offer to the Company or the Company's last counteroffer to the holder, if any, provided that the terms of a sale to a third party shall not be deemed to be less favorable to the holder solely based on a lower purchase price paid by the third party if such lower purchase price is at least 90% of the highest price offered by or to the Company. This Section 13 shall not apply to any transfer of Warrants or Common Stock (including Warrant Shares) (i) by any member of the MW Group to any other member of the MW Group, (ii) by MW to MPLP, or (iii) by MPLP to its partners, and the partners or stockholders (direct or remote) of such partners.

      N. Term. Subject to Section 5.9, the term of this Agreement shall begin on the date hereof and expire on August 8, 2003 (the "Term").

      O. Additional Actions and Documents. Each of the parties hereto agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

      17. Cancellation and Return of Existing Warrants. Effective as at the date hereof, all Existing Warrants including but not limited to all of the Series A-B Warrants and the Series C-O Warrants issued pursuant to the Original Warrant Agreement and the Securities Purchase Agreement are deemed to have expired unexercised and are hereby terminated. All Existing Warrants shall be surrendered to the Company within 30 days of the date hereof.

            IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the Company under its corporate seal as of the date first above written.

                                    VALUEVISION INTERNATIONAL, INC.

                                    By: /s/ ROBERT L. JOHANDER

                                    Robert L. Johander
                                    Its Chief Executive Officer

   Attest: /s/ STUART ROMENESKO
      Secretary
                                    MONTGOMERY WARD & CO., INCORPORATED

                                    By: /s/ JOHN L. WORKMAN
                                          Executive Vice President

   Attest: /s/ SPENCER H. HEINE
          Secretary
                                    MONTGOMERY WARD DIRECT, L.P.

                                    By:   MW Direct General, Inc., the
                                          general partner

                                          By: /s/ JOHN L. WORKMAN
                                          Its: Vice President

   Attest:/s/ PHILIP D. DELK
      Secretary

                                    MERCHANT PARTNERS, LIMITED
                                    PARTNERSHIP
                                    By: MERCHANT PARTNERS, LIMITED
                                    PARTNERSHIP, the general partner

                                    By:   Merchant Development Corp.,
                                          the general partner

                                          By: /s/ RAYMOND L. BANK
                                          Its: President

   Attest:_______________________
      Secretary